TRIBAND ENTERPRISE CORP.
#903 – 1485 WEST 6TH AVE.,
VANCOUVER, B.C.
V6H 4G1

TELEPHONE	**(604) 331-0096**
TELECOPIER	**(604) 714-0879**

TSX SYMBOL : TRD
OTCBB SYMBOL : TRDBF

November 21, 2002, Vancouver, B.C.
For Immediate Release

TRIBAND ANNOUNCES NON-BROKERED PRIVATE PLACEMENT

Triband Enterprise Corp. (the "Company") announces that it will enter into a non-brokered private placement of up to 250,000 units consisting of one common share at a deemed price of $0.12 per share with a warrant exercisable at $0.15 per share for a period of two years post closing.

The net proceeds will be used for exploration expenses and general corporate purposes. There will be no finder's fees payable.

The closing of this private placement and issuance of the securities is subject to the approval of the TSX Venture Exchange.

ON BEHALF OF THE BOARD

"Gary Freeman", President

THE TSX VENTURE EXCHANGE HAS NOT APPROVED NOR DOES IT ENDORSE THE INFORMATION COANTIANED IN THIS NEWS RELEASE.

For further information, please contact Gary Freeman, President at (604) 331-0096